Exhibit 99.1

SERVICE BANCORP, INC.	For Immediate Release
81 Main Street
Medway, MA 02053

Contact:

Mark L. Abbate

EVP & Chief Financial Officer

(888) 578-7282

Service Bancorp, Inc. Reports Results for the Quarter Ended September 30, 2008

Medway, MA, November 3, 2008 – Service Bancorp, Inc. (OTC Bulletin Board: SERC), the bank holding company for Strata Bank, announced a net loss for the quarter ended September 30, 2008 of $8.0 million, or $4.85 per diluted share, compared with a net loss of $224,000, or $0.14 per diluted share, for the same quarter a year ago. As discussed below, the increased loss of $7.8 million was primarily due to the previously announced non-cash charges in the quarter ending September 30, 2008 for other-than-temporary impairment (“OTTI”) on securities.

Edward A. Hjerpe, III, Interim President and Chief Executive Officer of Service Bancorp, Inc. and Strata Bank, stated: “The non-cash OTTI charges that were disclosed in September were the principal reason that the Bank’s regulatory capital ratios were reduced from ‘well capitalized’ to ‘adequately capitalized’ levels as of September 30, 2008. As we continue to develop our plans to strengthen capital, we are pleased to report that the Bank meets the regulatory definition of adequately capitalized, and is experiencing improving trends in asset quality as well as a widening net interest margin.”

On September 30, 2008, the Company recorded OTTI charges of $6.6 million related to the its investments in preferred securities issued by the Federal National Mortgage Association (“FNMA”) and the Federal Home Loan Mortgage Corporation (“FHLMC”) and $1.9 million related to its investments related to corporate bonds issued by Lehman Brothers Holdings. On October 3, 2008, the Emergency Economic Stabilization Act (“EESA”) was enacted with a provision permitting banks to recognize losses related to FNMA and FHLMC preferred stocks as ordinary losses. As a result, the Company expects to recognize an additional tax benefit in the quarter ending December 31, 2008 of approximately $2.5 million, or $1.54 per diluted share, related to the Bank’s ordinary losses on FNMA and FHLMC preferred stocks as permitted by EESA. On October 17, 2008, the federal banking and thrift regulatory agencies announced that they would allow banking organizations to recognize the effect of EESA’s tax law change in their September 30, 2008 regulatory capital calculations. However, the $2.5 million tax benefit did not increase the Bank’s regulatory capital ratios as of September 30, 2008 due to other guidance that limits the deferred tax asset amounts that may be included in regulatory capital, and the effect of the benefit on the regulatory capital ratios as of December 31, 2008 is uncertain.

For the quarter ended September 30, 2008, net interest income increased $358,000, or 14.2%, to $2.9 million from $2.5 million for the same quarter last year, primarily due to a decrease of 79 basis points in the cost of interest-bearing liabilities to 3.15%, partially offset by a decrease of 22 basis points in the yield on interest-earning assets to 5.87% and an $8.1 million decrease in net average interest-earning assets to $37.1 million. The net interest rate spread and net interest margin were 2.72% and 2.97%, respectively, for the quarter ended September 30, 2008, compared to 2.15% and 2.60%, respectively, for the same quarter last year. Also contributing to the increase in net interest income for the quarter ended September 30, 2008 as compared to the same period last year was a $3.9 million decline in non-performing loans since September 30, 2007.

The provision for loan losses was $290,000 for the quarter ended September 30, 2008, a decline of $230,000, or 44.2%, compared to the $520,000 recorded for the same quarter last year. Net charge-offs totaled $116,000 for the quarter ended September 30, 2008 due to charge-offs related to commercial and small business loans. The allowance for loan losses totaled $3.5 million at September 30, 2008, and represented 1.06% of loans outstanding compared with 1.02% of loans outstanding at September 30, 2007. These loan loss provisions were based primarily on management’s assessment of several key factors, including internal loan review classifications reflecting loan relationships deemed by the Company to be impaired, historical loss experience, changes in portfolio size and composition, and current economic conditions.

Non-interest income decreased $8.7 million to a loss of $8.1 million for the quarter ended September 30, 2008 from income of $569,000 for the same quarter last year, primarily due to the $8.5 million write-down of investment securities to fair value. Non-interest income in the quarter ended September 30, 2008 also reflected lower customer service charges and financial services fee income than the same period last year, and losses from sales of investment securities.

Total non-interest expense for the quarter ended September 30, 2008 increased $374,000, or 12.6%, to $3.3 million compared to the same quarter last year, primarily due to increases in salaries and benefits expenses of $30,000, technology costs of $25,000, professional fees of $114,000, occupancy and equipment expenses of $8,000 and other operating expenses of $197,000. The increase for the quarter in professional fees was primarily due to higher legal and audit fees. In addition, the increase in other operating expenses was primarily due to higher expenses associated with problem loans and foreclosed properties and increased estimates for deposit insurance premium assessments.

Total non-performing assets as a percentage of total assets declined to 1.81% at September 30, 2008 as compared to 2.28% at June 30, 2008 and 2.32% at September 30, 2007. Non-performing loans totaled $4.6 million at September 30, 2008, representing reductions of $1.2 million, or 20.6%, from $5.8 million at June 30, 2008, and $3.9 million, or 46.0%, from $8.5 million at September 30, 2007, primarily due to declining loan delinquencies. Non-performing loans at September 30, 2008 were comprised of six commercial real estate loan relationships totaling $3.4 million, four commercial business loan relationships totaling $431,000, two residential loans totaling $627,000 and four home equity and consumer loan relationships totaling $151,000. Other real estate owned (OREO) totaled $2.7 million at September 30, 2008, representing a decrease of $1.0 million from $3.7 million at June 30, 2008 and an increase of $1.6 million from $1.1 million at September 30, 2007. OREO at September 30, 2008 was comprised of one completed commercial construction property.

The Company’s total assets were $402.6 million as of September 30, 2008, compared with $415.1 million as of June 30, 2008, a decrease of $12.5 million, or 3.0%, primarily due to the $8.5 million write-down of investment securities to fair value. Total loans, net of the allowance for loan losses, decreased $1.2 million, or 0.4%, since June 30, 2008 to $326.3 million. Total residential real estate loans increased $4.6 million, or 2.7%, to $178.1 million at September 30, 2008. Commercial loans, comprised of commercial real estate, construction and commercial business loans, decreased $6.1 million, or 4.6%, since June 30, 2008 to $126.5 million. Home equity and consumer loans increased $444,000, or 1.9%, since June 30, 2008 to $24.2 million.

Investment securities, which consist primarily of government sponsored enterprise bonds, mortgage-backed securities, and corporate bonds decreased $11.7 million, or 20.2%, since June 30, 2008 to $46.3 million at September 30, 2008. This decline was the result of OTTI write-downs, securities sales and maturities, and an increase in unrealized losses on securities available for sale due to unfavorable changes in the market prices for corporate debt and equity securities since June 30, 2008.

Total deposits were $262.9 million, an increase of $2.1 million, or 0.8%, since June 30, 2008. Core deposits, or non-certificate deposits, decreased $5.9 million, or 4.6%. Certificates of deposit increased $3.0 million, or 2.2%, and brokered certificates of deposit increased $5.0 million since June 30, 2008. Borrowings, primarily Federal Home Loan Bank advances and overnight borrowings, decreased $5.4 million, or 4.3%, since June 30, 2008. Now that the Bank is not classified as “well capitalized,” it may not accept, renew or roll over any brokered deposit without an FDIC waiver or offer deposit rates with an effective yield that exceeds by more than 75 basis points the prevailing effective yields on insured deposits of comparable maturity in the relevant market area. If in the future the Bank were classified as “undercapitalized,” it would not be permitted to accept, renew or roll over brokered deposits under any circumstance.

Stockholders’ equity decreased to $17.3 million, or $10.44 book value per share, at September 30, 2008 from $25.8 million, or $15.62 book value per share, at June 30, 2008. The Company’s book value per share does not include the tax benefit related to the Bank’s ordinary losses on FNMA and FHLMC preferred stocks of approximately $2.5 million, or $1.54 per share, that it expects to recognize in the quarter ending December 31, 2008. The Company’s ratio of stockholders’ equity to total assets at September 30, 2008 was 4.29%, compared to 6.22% at June 30, 2008. These decreases were primarily due to the year-to-date net loss of $8.0 million and a net decrease of $551,000 in accumulated other comprehensive loss due to increased unrealized losses on securities available for sale since June 30, 2008.

At September 30, 2008, the Bank met all regulatory capital requirements necessary to qualify as “adequately capitalized,” having Tier 1 capital of $19.2 million and a Tier 1 leverage capital ratio of 4.67%, which was above the required level of $16.5 million or 4.0%. The Bank’s Tier 1 capital to risk-weighted assets ratio was 6.78%, which was above the required level of $11.3 million or 4.0%. In addition, with total capital of $22.7 million, the Bank’s total capital to risk-weighted assets ratio was 8.01%, which was above the required level of $22.7 million, or 8.0%. The FDIC may, however, impose higher leverage and risk-based capital requirements on the Bank when circumstances warrant. In consultation with the FDIC and the Division of Banks, the Bank is developing a plan to restore the Bank to a “well capitalized” status generally and to increase its leverage capital ratio to at least 7.0%.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank. Strata Bank serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI.

Established in 1871, Strata Bank has assets in excess of $400 million and operates eight full service offices in Bellingham, Franklin, Hopkinton, Medfield, Medway, Milford and Millis.

Each of Strata Bank’s deposits is completely insured for the entire amount of the deposit. On October 3, 2008, FDIC deposit insurance temporarily increased from $100,000 to $250,000 per depositor through December 31, 2009. All deposit amounts above the FDIC limits are insured in full by the Depositors Insurance Fund, a private, industry-sponsored excess deposit insurance company.

Strata’s team of professionals works collectively to provide the ultimate customer experience through unmatched service, competitive rates and visible presence in the communities it serves. For more information, visit www.stratabank.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars in thousands, except per share amounts)

	September 30, 2008	June 30, 2008	September 30, 2007
Consolidated Balance Sheet Data:
Total assets	$402,560	$415,076	$413,178
Total loans, net of allowance for loan losses	326,321	327,473	326,996
Short-term investments	2,949	1,991	25
Other investments	46,301	58,007	61,537
Deposits	262,876	260,768	258,174
Borrowings	119,833	125,214	122,189
Stockholders’ equity	17,259	25,809	29,330

Capital and Asset Quality Ratios and Other Data:
Stockholders’ equity to total assets	4.29%	6.22%	7.10%
Book value per share	$10.44	$15.62	$17.83

Non-performing assets to total assets	1.81%	2.28%	2.32%
Allowance for loan losses to loans	1.06%	1.00%	1.02%

Number of full-service offices	8	8	8

	Quarter Ended
	September 30, 2008	June 30, 2008	September 30, 2007
Consolidated Statement of Operations Data:
Total interest income	$5,652	$5,784	$5,969
Total interest expense	2,775	2,950	3,450

Net interest income	2,877	2,834	2,519
Provision for loan losses	290	3,875	520

Net interest income (loss), after provision for loan losses	2,587	(1,041)	1,999

Service charges and other income	428	467	474
Mortgage banking gains, net	5	11	4
Securities sale gains (loss), net	(67)	(39)	91
Loss on write-down of investments to fair value	(8,513)	—	—

Total non-interest income (loss)	(8,147)	439	569

Total non-interest expense	3,332	3,248	2,958

Loss before income tax benefit	(8,892)	(3,850)	(390)
Income tax benefit	(878)	(1,342)	(166)

Net income (loss)	$(8,014)	$(2,508)	$(224)

Earnings (loss) per share:
Basic	$(4.85)	$(1.52)	$(0.14)

Diluted	$(4.85)	$(1.52)	$(0.14)

Weighted average shares:
Basic	1,652,930	1,652,569	1,643,581

Diluted	1,652,930	1,652,569	1,643,581

Performance Ratios:
Annualized return on average assets	-7.82%	-2.41%	-0.21%
Annualized return on average equity	-129.24%	-34.39%	-3.01%
Net interest spread	2.72%	2.50%	2.15%
Net interest margin	2.97%	2.89%	2.60%